Exhibit (e)(2)

SUPPLEMENT TO

AMENDED AND RESTATED DISTRIBUTION CONTRACT

PIMCO Variable Insurance Trust

650 Newport Center Drive

Newport Beach, California 92660

February 23, 2016

PIMCO Investments LLC

1633 Broadway

New York, NY 10019

Re:    PIMCO Income Portfolio (the “Portfolio”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and PIMCO Investments LLC (the “Distributor”) as follows:

1.         The Trust is an open-end investment company organized as a Delaware statutory trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The Portfolio is a separate investment portfolio of the Trust.

2.         The Trust and the Distributor have entered into an Amended and Restated Distribution Contract (the “Contract”) dated April 1, 2012, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

3.         As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Portfolio and the Distributor hereby acknowledges that the Contract, as amended below, shall pertain to the Portfolio, the terms and conditions of such Contract being hereby incorporated herein by reference.

4.         The Trust and the Distributor hereby agree to amend the Contract as of the date hereof to add the Portfolio to Schedule A and to make other changes to Schedule A. Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

5.         This Supplement and the Contract shall become effective with respect to the Portfolio on February 23, 2016, and shall continue in effect for a period of more than two years from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or, with respect to the Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Portfolio or the Distributor upon not more than 60 days’ and not less than 30 days’ written notice to the other party.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO VARIABLE INSURANCE TRUST
By:	/s/ Henrik P. Larsen
Title:	Vice President

ACCEPTED:
PIMCO INVESTMENTS LLC
By:	/s/ Douglas J. Ongaro
Title:	Senior Vice President

SCHEDULE A

Amended and Restated Distribution Contract

between PIMCO Variable Insurance Trust and

PIMCO Investments LLC

February 23, 2016

This contract relates to the following Portfolios:

Portfolios:

PIMCO All Asset Portfolio

PIMCO All Asset All Authority Portfolio

PIMCO CommodityRealReturn® Strategy Portfolio

PIMCO Diversified Income Portfolio

PIMCO Emerging Markets Bond Portfolio

PIMCO Foreign Bond Portfolio (Unhedged)

PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)

PIMCO Global Advantage® Strategy Bond Portfolio

PIMCO Global Bond Portfolio (Unhedged)

PIMCO Global Diversified Allocation Portfolio

PIMCO Global Multi-Asset Managed Allocation Portfolio

PIMCO Global Multi-Asset Managed Volatility Portfolio

PIMCO High Yield Portfolio

PIMCO Income Portfolio

PIMCO Long-Term U.S. Government Portfolio

PIMCO Low Duration Portfolio

PIMCO Money Market Portfolio

PIMCO Real Return Portfolio

PIMCO Short-Term Portfolio

PIMCO Total Return Portfolio

PIMCO Unconstrained Bond Portfolio